Exhibit (11)
                                                                    ------------

                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                                                  Quarter Ended                     Nine Months Ended
                                                                  September 30,                       September 30,
                                                                  -------------                       -------------
                                                              2001             2000             2001               2000
                                                              ----             ----             ----               ----
                                                                     (In millions of dollars, except share data)
Basic:
-----

Net income (loss)                                          $      27      $         14      $       46       ($     363)
                                                           =========      ============      ==========       ===========
Basic weighted average number of
  common shares outstanding (thousands)                       55,079            55,008          55,064           54,759
Basic per share amount                                     $     .50      $        .25      $      .84       ($    6.64)
                                                           =========      ============      ==========       ===========
Diluted:
-------

Net income                                                 $      27      $         14      $       46       ($     363)
                                                           =========      ============      ==========       ===========
Weighted average number of common shares
  outstanding (thousands)                                     55,079            55,008          55,064           54,759
Weighted average common equivalent
  shares (thousands):
     Deferred awards                                              26                26              26                -
     Stock options using the average market
       price during the period                                   264               431             297                -
     Shares from assumed conversion of
       preferred securities                                    4,566                 -           4,566                -
                                                           ---------      ------------      ----------        ----------

Diluted weighted average number of common
  shares outstanding and common equivalent
  shares (thousands)                                          59,935            55,465          59,953           54,759
                                                           =========      ============      ==========        ==========

Diluted per share amount                                   $     .46       $       .25      $      .77       ($    6.64)
                                                           =========      ============      ==========        ==========